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                                                                    EXHIBIT 99.1

BioTransplant Incorporated (ticker: BTRN, exchange: Nasdaq) News Release - Wednesday, December 29, 1999

BioTransplant Incorporated Completes $7.7 Million Private Placement

CHARLESTOWN, Mass., Dec. 29 /PRNewswire/ -- BioTransplant Incorporated (Nasdaq:
BTRN) today announced that it has completed a private placement of approximately
1.7 million shares of Common Stock to selected institutional investors, for aggregate proceeds of approximately $7.7 million or $4.50 per share. Evolution Capital, a subsidiary of the Carson Group, acted as placement agent for this transaction. The Common Stock sold has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, except pursuant to an applicable exemption from the Securities Act regulation requirements.

The Company intends to use the proceeds from the sale of its Common Stock to advance the clinical development of its AlloMune(TM) family of product candidates and to provide it with working capital for other general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Common Stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

SOURCE BioTransplant Incorporated

 -0- 12/29/1999

 /Contact: Elliot Lebowitz, Ph.D., President and CEO of BioTransplant Incorporated, 617-241-5200, or Francesca T. DeVellis or Julie Mosow of Feinstein Kean Healthcare, 617-577-8110/







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